EXHIBIT 2.1


              ____________________________________________________



                          AGREEMENT AND PLAN OF MERGER



                            dated February 24, 2004,



                                      among



                               SYNERGY 2000, INC.,



                                       AND



                               MER RESORTS, INC.,



                                       AND



                            MYRIAD GOLF RESORT, INC.



              ____________________________________________________

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                          AGREEMENT AND PLAN OF MERGER

         This Merger Agreement (this "Agreement"), entered into on February 24, 2004, by and among Synergy 2000, Inc., a Delaware corporation ("Parent"); MER Resorts, Inc., a Delaware corporation and a subsidiary of Parent ("Sub"); and Myriad Golf Resort, Inc., an Alberta, Canada corporation ("Company"). Parent, Sub and Company are referred to, collectively, as the "Parties."

                                    RECITALS

         A. Parent, Sub and the Company intend to effect a Merger of the Company into Sub in accordance with this Agreement, the Delaware General Corporation Law and the Business Corporations Act of the Province of Alberta, Canada. Upon consummation of the Merger, the Company will cease to exist and Sub will continue as a wholly-owned subsidiary of Parent.

         B. This Agreement has been approved by the respective boards of directors of Parent, Sub and the Company.

         C. The parties intend that the Merger will be treated as a tax free reorganization as described in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.       DEFINITIONS

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "CERTIFICATE OF MERGER" has the meaning set forth in Section 2(c) below.

         "CL" means the Business Corporations Act of the Province of Alberta, Canada.

         "CLOSING" has the meaning set forth in Section 2(b) below.

         "CLOSING DATE" has the meaning set forth in Section 2(b) below.

         "COMPANY" has the meaning set forth in the preface above.

         "COMPANY SHARE" means any share of the common stock, [no] par value per share, of Company.

         "COMPANY STOCKHOLDER" means any Person who or which holds any Company Shares.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Company and its Subsidiaries that is not already generally available to the public.

         "CONVERSION RATIO" has the meaning set forth in Section 2(d)(iv) below.

         "DEFINITIVE COMPANY PROXY MATERIALS" means the definitive proxy materials or equivalent thereof relating to the Special Company Meeting or the execution and delivery of written consents in lieu thereof.

         "DEFINITIVE PARENT PROXY MATERIALS" means the Information Statement pursuant to Section 14(f) of the Securities Exchange Act and Rule 14f-1 thereunder relating to the Special Parent Meeting or the execution and delivery of written consents in lieu thereof.

         "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "DISSENTING SHARE" means any Company Share held of record by any stockholder who or which has exercised his, her, or its appraisal rights, if any, under the CL.

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         "EFFECTIVE TIME" has the meaning set forth in Section 2(d)(i) below.

         "EXCHANGE AGENT" has the meaning set forth in Section 2(e) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "IRS" means the Internal Revenue Service.

         "JOINT DISCLOSURE DOCUMENT" means the disclosure document combining the Definitive Parent Proxy Materials and the Definitive Company Proxy Materials.

         "KNOWLEDGE" means actual knowledge after reasonable investigation.

         "LIEN" means any mortgage, pledge, lien, encumbrance, charge, or other security interest OTHER THAN (a) liens for Taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Company and its Subsidiaries, taken as a whole, or on the ability of Company to consummate timely the transactions contemplated hereby.

         "MERGER" has the meaning set forth in Section 2(a) below.

         "MOST RECENT FISCAL QUARTER END" has the meaning set forth in Section 3(f) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARENT" has the meaning set forth in the preface above.

         "PARENT SHARE" means any share of the common stock, $.001 par value per share, of Company.

         "PARTY" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PUBLIC REPORT" has the meaning set forth in Section 3(e) below.

         "REQUISITE COMPANY STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the Company Shares in favor of this Agreement and the Merger.

         "REQUISITE PARENT STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the Parent Shares in favor of this Agreement and the Merger.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SPECIAL COMPANY MEETING" has the meaning set forth in Section 5(c)(ii) below.

         "SPECIAL PARENT MEETING" has the meaning set forth in Section 5(c)(ii) below.

         "SUB" has the meaning set forth in the preface above.

         "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership

                                       6
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interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "SUBSIDIARY" shall include all Subsidiaries of such Subsidiary.

         "SURVIVING CORPORATION" has the meaning set forth in Section 2(a) below.

2.       REORGANIZATION TRANSACTION

         (a) THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law and the CL, the Company shall be merged with and into Sub at the Effective Time (as defined below). At the Effective Time, the separate existence of the Company shall cease, and Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name MER Resorts, Inc.

         (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Company at Suite 1000, 10050-112 Street, 10th Floor, Edmonton, Alberta, Canada, T5K 2J1, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date"); PROVIDED, HOWEVER, that the Closing Date shall be no earlier than March 4, 2004.

         (c) ACTIONS AT THE CLOSING. At the Closing, (i) Company will deliver to Parent and Sub the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) Parent and Sub will deliver to Company the various certificates, instruments, and documents referred to in Section 6(b) below,
(iii) Parent, Sub and Company will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "CERTIFICATE OF MERGER"), and (iv) Company will deliver to the Exchange Agent in the manner provided below in this Section 2 the certificate(s) evidencing the Parent Shares to be issued in the Merger.

         (d) EFFECT OF MERGER.

                  (i) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") Sub and Company file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Sub or Company in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Sub in effect at and as of the Effective Time will remain the Certificate of Incorporation of Surviving Corporation without any modification or amendment in the Merger.

                  (iii) BY-LAWS. The By-laws of Sub in effect at and as of the Effective Time will remain the By-laws of Surviving Corporation without any modification or amendment in the Merger.

                  (iv) CONVERSION OF COMPANY SHARES. At and as of the Effective Time, (A) each Company Share (other than any Dissenting Share) shall be converted into the right to receive two (2) Parent Shares (the ratio of two (2) Parent Shares to one (1) Company Share is referred to herein as the "CONVERSION RATIO"), constituting nineteen million two hundred sixty-eight thousand seven hundred forty-eight (19,268,748) Parent Shares assuming the conversion of all issued and outstanding shares of capital stock of the Company (the "Merger Consideration"), and (B) each Dissenting Share shall be converted into the right to receive payment from Parent with respect thereto in accordance with the provisions of the Delaware General Corporation Law; PROVIDED, HOWEVER, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Company Shares outstanding. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(iv) after the Effective Time.

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

                  (v) Each outstanding option to acquire Company Shares shall be converted into options to acquire Parent Shares upon the same Conversion Ratio and terms and conditions imposed on holders of Company Shares pursuant to the transactions contemplated hereby.

                  (vi) Parent Shares. Each Parent Share issued and outstanding at and as of the Effective Time will remain issued and outstanding.

         (e)      CONVERSION PROCEDURES.

                  (i) Immediately after the Effective Time, (A) Parent and Sub will furnish to Securities Transfer Corporation (the "EXCHANGE AGENT") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of Parent Shares equal to the product of (i) the Conversion Ratio TIMES (ii) the number of outstanding Company Shares (other than any Dissenting Shares) and (B) Parent will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Company Shares for the holder to use in surrendering the certificates which represented his, her, or its Company Shares in exchange for a certificate representing the number of Parent Shares to which he, she, or it is entitled.

                  (ii) Parent and Sub will not pay any dividend or make any distribution on Parent and Sub Shares (with a record date at or after the Effective Time) to any record holder of outstanding Company Shares until the holder surrenders for exchange his, her, or its certificates which represented Company Shares. Parent and Sub instead will pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. Parent and Sub may cause the Exchange Agent to invest any cash the Exchange Agent receives from Parent as a dividend or distribution in such interest bearing accounts or instruments as Parent shall deem appropriate; PROVIDED, HOWEVER, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Company Shares as necessary. Parent may cause the Exchange Agent to pay over to Parent any net earnings with respect to the investments, and Parent will replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Company Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

                  (iii) Parent may cause the Exchange Agent to return any Company Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Company Shares shall be entitled to look to Parent (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Parent Shares and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his or its certificates.

                  (iv) Fractional shares shall not be issued, but cash shall be paid by the Parent for any such fraction in an amount proportionate to the fair value of a whole share as determined by the Board of Directors of the Company.

                  (v) Parent shall pay all charges and expenses of the Exchange Agent.

3.       REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to Parent that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule attached as Exhibit B hereto (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Company is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the CL. The Company owns limited liability company interests in Myriad World Resorts of Tunica, LLC, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Mississippi. Company and each of its Subsidiaries has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Company and each of its

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Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary and in which failure to so qualify would have a Material Adverse Effect on the Company and/or such Subsidiary.

         (b)      CAPITALIZATION.

                  (i) The authorized capital stock of the Company, immediately prior to the Closing, is an unlimited number of shares of common stock, no par value, of which nine million six hundred thirty four thousand three hundred seventy-four (9,634,374) (the "Company Shares") are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable, are free of any Liens, and were issued in compliance with all applicable laws concerning the offer, sale and issuance of securities. Except for options presently issued and outstanding to acquire 452,218 Company Shares, there are no authorized or outstanding subscriptions, warrants, options, contracts, rights (pre-emptive or otherwise), puts, calls, exchangeable or convertible securities, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of the Company or other instruments convertible into or exchangeable for such stock, or which obligate the Company to seek authorization to issue additional shares of any class of stock or to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, other than created by virtue of this Agreement or the transactions contemplated hereby. The Company Shares are not subject to any pre-emptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Company or any agreement to which the Company is a party or by which it is bound. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Company Shares and, to the Knowledge of the Company, between or among any of the Company's stockholders.

                  (ii) The Company owns all of the issued and outstanding securities of each of its Subsidiaries. The Company owns a one percent (1%) limited liability company interest in Myriad World Resorts of Tunica, LLC.

                  (iii) The Merger does not constitute and will not constitute an event under any capital stock or convertible security or any anti-dilution or similar provision of any agreement to which the Company is a party or by which it is bound or affected, which shall either increase the number of shares or units of capital stock issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of capital stock to be received by the Company upon such conversion or exercise.

         (c) AUTHORIZATION; BINDING OBLIGATIONS. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Company cannot consummate the Merger unless and until it receives the Requisite Company Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of Company or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which

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Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Other than in connection with the provisions of the CL, neither Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) FILINGS WITH REGULATORY AUTHORITIES. Company has made all filings in the Province of Alberta it has been required to make, if any, under the securities laws in the Province of Alberta, Canada (collectively the "PUBLIC Reports"). Each of the Public Reports has complied with the securities laws of the Province of Alberta, Canada in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company has delivered to Parent a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

         (f) FINANCIAL STATEMENTS. The Company and its Subsidiaries delivered to Parent its consolidated unaudited Statement of Income and Balance Sheets for the two fiscal years ended December 31, 2002 and 2001 (collectively, the "Unaudited Financial Statements") and its consolidated unaudited Statement of Income and Balance Sheets as of and for the nine-month period ended September 30, 2003 (collectively, the "Interim Financial Statements" and together with the Unaudited Financial Statements, the "Company Financial Statements"). The Company and its Subsidiaries have also delivered to Parent a schedule of receivables and payables as of December 31, 2003 (the "Receivables and Payables Schedule"). The Company Financial Statements and the Receivables and Payables Schedule are in accordance with the books and records of the Company, are complete and correct in all material respects, have been derived from the books and records of the Company, and present fairly the financial condition and position of the Company for the periods covered and at September 30, 2003 (the "Company Statement Date") with respect to the Company Financial Statements, and at December 31, 2003 with respect to the Receivables and Payables Schedule, and other dates therein specified and the results of its operations for the periods therein specified; provided that the Company Financial Statements and the Receivables and Payables Schedule have not been audited or compiled by an independent accountant and are not prepared in accordance with generally accepted accounting principles ("GAAP") (including the accrual of expenses or liabilities) and provided further that the unaudited interim financial statements are subject to normal recurring year-end adjustments and the Company Financial Statements do not contain all footnotes required under GAAP. To the knowledge of the Company, no account receivable reflected on the Receivables and Payables Schedule is uncollectible or subject to counterclaim or offset, except reserved against thereon. All accounts payable reflected on the Receivables and Payables Schedule are currently within their respective terms and are neither in default nor otherwise past due by more than ninety (90) days.

         (g) NO UNDISCLOSED LIABILITIES. The Company has no obligations or liabilities that are not disclosed or reflected in the Company Financial Statements, except current liabilities incurred, and obligations entered into, in the Ordinary Course of Business subsequent to the Company Statement Date.

         (h) ABSENCE OF CHANGES. Since the Company Statement Date, the Company has conducted its business in the Ordinary Course consistent with past practice and there has not been:

                  (i) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Company Financial Statements, other than changes in the Ordinary Course of Business, none of which individually or in the aggregate has had or is reasonably expected to have a Materially Adverse Effect;

                  (ii) Any resignation or termination of any key officers of the Company, and the Company, to the best of its Knowledge, does not know of the impending resignation or termination of employment of any such officer;

                  (iii) Any change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

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                  (iv) Any cancellation, compromise or waiver by the Company of a valuable right or of a material debt owed to it;

                  (v) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company;

                  (vi) Any change in any compensation arrangement or agreement with any employee, officer, director or stockholder, except as contemplated herein;

                  (vii) Any declaration or payment of any dividend or other distribution of the assets of the Company or any purchase or redemption of any of its outstanding equity interests;

                  (viii) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts;

                  (ix) Any sale, transfer or lease of the assets of the Company;

                  (x) Any physical damage, destruction or loss (whether or a Materially Adverse Effect;

                  (xi) Any issuance or sale of any shares of the capital stock or other securities of the Company or grant of any options with respect thereto, or any modification of any of the capital stock of the Company;

                  (xii) Any mortgage, pledge or lien incurred with respect to any of the assets (tangible or intangible) of the Company;

                  (xiii) Any discharge, satisfaction or payment of any obligation or liability other than current liabilities reflected in the Company Financial Statements and current liabilities incurred since the Company Statement Date, in each case in the Ordinary Course of Business;

                  (xiv) Any transaction entered into by the Company other than in the Ordinary Course of Business;

                  (xv) Any other event or condition of any character that, either individually or in the aggregate, has had or is reasonably likely to have a Materially Adverse Effect ; or

                  (xvi) Any agreement by the Company to do any of the things described in the preceding clauses (i) through (xv) (other than an agreement with Parent and its representatives regarding the transactions contemplated by this Agreement.)

         (i) TITLE TO PROPERTIES AND ASSETS; LIENS. Section 3(i) of the Company Disclosure Schedule identifies each parcel of real property owned, leased and/ or optioned by the Company and its Subsidiaries (the "Property"). The Company has good and valid fee simple and/or leasehold title to the Property and good and valid title to the personal property, tangible and intangible, reflected in the Interim Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the Company Statement Date in the Ordinary Course of Business), or with respect to leased or licensed properties and assets, valid leasehold or licensed interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (A) the lien of current taxes not yet due and payable, (B) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (C) those liens of the lessor under any leasehold and (D) liens securing debt which is reflected on the Interim Financial Statements. Such assets constitute all of the assets and properties, tangible and intangible, reasonably necessary to conduct Company's business substantially as presently conducted. The plants, property and equipment of Company that are used in the operations of its businesses are in good operating condition and repair, subject to normal wear and tear.

         (j) INTELLECTUAL PROPERTY. The Company (and its Subsidiaries) owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, domain names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company ("Company Intellectual Property"). Except as set forth on Section 3(j) of the Company Disclosure Schedule, the Company has not (A) licensed, or agreed under any condition to license or deliver, any of Company Intellectual Property in source code form to

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any party or for resale to any third-party other than a license to customers for their own use to modify their systems, or (B) entered into any exclusive agreements relating to its Intellectual Property with any party (except with regard to any graphical user interface).

                  (i) Section 3(h)(i) of the Company Disclosure Schedule lists
         (A) all patents and patent applications and all registered trademarks (and trademarks for which an application has been filed), trade names, domain names, and service marks, registered copyrights, included in the Company Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (B) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property and (C) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product.

                  (ii) To the Company's Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company.

         (k) LITIGATION. There is no action, suit, arbitration, audit or other proceeding or investigation pending, or to the Company's knowledge, threatened against the Company or any of its properties or any of its officers or directors (in their capacity as such) before any agency, court or tribunal, foreign or domestic. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, other proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         (l) TAX RETURNS AND PAYMENTS.

                  (i) For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes imposed by any governmental authority, including, but not limited to, income, capital gains, license, gross receipts, net worth, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers' compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines costs and assessments.

                  (ii) The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by the Company and has paid all Taxes due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). All Tax Returns filed by the Company are true, complete and correct in all material respects. No deficiency in Taxes for any period has been asserted by any taxing authority that remains unpaid at the date hereof. No written inquiries or notices have been received by the Company from a taxing authority with respect to possible claims for Taxes which have not been resolved prior to the date hereof. There are no liens for Taxes on any of the assets of the Company or any of the shares of stock of the Company. No Tax Return of the Company has ever been audited. There is no liability for any Tax to be imposed upon the Company's properties or assets as of the date of this Agreement that is not adequately provided for. The Company has withheld and, except for amounts not yet due, paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. The Company has properly classified its service providers as independent contractors for tax purposes.

         (m) EMPLOYMENT MATTERS.

                  (i) To the Knowledge of the Company, the Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, alien employment and hiring, and is not engaged in any unfair labor practice.

                  (ii) The Company has no collective bargaining agreement with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the

         Company. No employee has any agreement or contract, written or verbal, regarding such employee's continued employment by the Company. As of the Closing, the Company will not be a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other material employee compensation plan or agreement. To the Knowledge of the Company, no employee of the Company, nor any consultant with whom the Company has contracted, is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred.

         (n) REGISTRATION RIGHTS. The Company is currently not under any obligation, and has not granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.

         (o) COMPLIANCE WITH LAWS; GOVERNMENTAL CONSENTS; PERMITS. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which alone or together with any other violations would have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the Merger, except for (A) the filing of the Certificates of Merger, together with the required officers' certificates; (B) such governmental consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (C) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it.

         (p) INSURANCE. A complete and correct list of all of the insurance policies held by the Company is listed on Section 3(p) of the Company Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         (q) ENVIRONMENTAL MATTERS.

                  (i) No hazardous material, hazardous substance or toxic substance as defined in applicable environmental laws, rules and regulations ("Hazardous Materials") (A) to the Company's Knowledge, has been released, stored, generated, used, treated, deposited or disposed of on or under or is located on or under any real property currently or previously owned or leased by the Company, (B) is presently maintained, used, generated, or permitted to remain in place by the Company in violation of any applicable law, (C) to the Company's knowledge, is required by applicable law to be removed, treated or mitigated by the Company, given the nature of its present condition, location, nature, material or maintenance, or (D) to the Company's knowledge, is of a type, location, material, nature or condition which requires special notification to third parties by the Company under applicable law.

                  (ii) The Company has maintained its properties and assets and conducted its business in all material respects in accordance with all federal, state and local statutes, laws, rules and regulations pertaining to conservation and protection of the environment and the release, treatment, discharge, use, handling, storage, production and disposal of Hazardous Materials.

                  (iii) No notice, citation, summons or order has been received by the Company and no investigation or review is pending or, to the knowledge of the Company, threatened by any governmental or other entity, with respect to (A) any alleged violation by the Company of any environmental statute, ordinance, rule, regulation or order of any governmental entity, or (B) any alleged failure by the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with its business, or (C) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company of any Hazardous Material.

         (r) BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         (s) CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company to its employees, agents, consultants and directors, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         (t) MATERIAL CONTRACTS. Except for the contracts and agreements described in Section 3(t) of the Company Disclosure Schedule (collectively, the "Material Contracts") the Company is not a party to or bound by any Material Contract, including without limitation:

                  (i) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $1,000 over the life of the contract;

                   (ii) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                  (iii) any contract of capital expenditures in excess of $1,000 in the aggregate;

                  (iv) any contract with any person with whom the Company does not deal at arm's length; or

                  (v) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

The Company has performed, in all material respects, the obligations required to be performed by it and is entitled to all benefits under, and, to the knowledge of the Company, is not alleged to be default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended (except as disclosed in Section 3(t) to the Company Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Parent.

         (u) REPRESENTATIONS FROM COMPANY SHAREHOLDERS. The Company represents and warrants that the Company shareholders have been advised by the Company of the following:

                  (i) The issuance of the Parent Shares has not been registered under the Securities Act of 1933, as amended. The Parent Shares have been acquired for the issuee's own account and not with a view to distribute them to the public. The shares may not be pledged or hypothecated and may not be sold or transferred unless they are registered under the Securities Act of 1933, as amended, or unless, in the opinion of counsel, which opinion and counsel are satisfactory to Parent, such registration is not required.

          (v) REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company in the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub, jointly and severally, represent and warrant to Company that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule attached as Exhibit C hereto (the

"Parent/Sub Disclosure Schedule"). The Parent/Sub Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent and Sub is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to carry on its business as presently conducted and as presently proposed to be conducted. Each of Parent and Sub is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary and in which failure to so qualify might reasonably be expected, individually, or in the aggregate, to have a Materially Adverse Effect. Except as set forth on Section 4(a) of the Parent/Sub Disclosure Schedule, neither Parent nor Sub own any securities of any other corporation, limited partnership, limited liability company or other entity. Neither Parent nor Sub is a participant in any joint venture, partnership, limited liability company or similar arrangement.

         (b) CAPITALIZATION.

                  (i) Set forth on Section 4(b) of the Parent/Sub Disclosure
         Schedule is the capitalization of Parent immediately prior to the Closing Date, prior to giving effect to the transactions contemplated by this Agreement. Except as set forth in Section 4(b) of the Parent/Sub Disclosure Schedule, there are no authorized or outstanding subscriptions, warrants, options, contracts, rights (pre-emptive or otherwise), puts, calls, exchangeable or convertible securities, commitments or demands of any character relating to any authorized and issued or unissued shares of the capital stock of the Parent or other instruments convertible into or exchangeable for such stock, or which obligate the Parent to seek authorization to issue additional shares of any class of stock or to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Parent or obligating the Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, other than created by virtue of this Agreement or the transactions contemplated hereby.

                  (ii) The Merger does not constitute and will not constitute an event under any capital stock or convertible security or any anti-dilution or similar provision of any agreement to which Parent or Sub is a party or by which it is bound or affected, which shall either increase the number of shares or units of capital stock issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share or unit of capital stock to be received by Parent or by Sub upon such conversion or exercise.

         (c) AUTHORIZATION; BINDING OBLIGATIONS. Each of the Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Parent and Sub. This Agreement has been duly executed and delivered by each of the Parent and Sub and constitutes the valid and binding obligation of each of the Parent and Sub enforceable against the Parent and Sub in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (d) SEC DOCUMENTS. As of the dates when filed and of the Closing, each Annual Report, Quarterly Report and each other document filed with the Securities and Exchange Commission ("SEC") pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 (other than any document which is not deemed to be filed under applicable SEC rules and regulations) (collectively, "SEC Documents") does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they were made, not misleading.

         (e) FINANCIAL STATEMENTS. The Parent has delivered to the Shareholders, which are included in the Parent's SEC Documents, its audited Statement of Operations and Balance Sheets for the fiscal year ended December 31, 2002 and unaudited statement of operations and balance sheets for the nine-month period ended September 30, 2003 (collectively, the "Parent Financial Statements"). The Parent Financial Statements are in accordance with the books and records of the Parent, are complete and correct in all material respects, and present fairly the financial condition and position of Parent for the periods covered and as of

December 31, 2002, (the "Parent Statement Date"), and other dates therein specified and the results of its operations for the periods therein specified. The Parent Financial Statements have been audited by an independent accountant and the Parent Financial Statements are prepared in accordance with GAAP.

         (f) COMPLIANCE WITH OTHER INSTRUMENTS. Parent and Sub are not in violation or default of any term of their Certificates of Incorporation or its By-laws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is a party or by which it is bound or of any statute, rule or regulation applicable to Parent or Sub. The execution and delivery of and compliance with this Agreement pursuant hereto will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation (including, but not limited to, any increase in payments due to any entity or person) or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Parent or Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or any of its properties or assets.

         (g) OFFERING VALID. The Merger Consideration will be exempt from the registration requirements of the Securities Act of 1933. The Merger Consideration, as of the Effective Time, (i) will have been duly authorized and validly issued to the Company Shareholders and (ii) will be fully paid and nonassessable and will be free of any liens or encumbrances.

         (h) SUB FORMED FOR THE PURPOSE OF THIS TRANSACTION. Sub was formed solely for the purpose of engaging in the transaction contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transaction contemplated hereby. Any and all outstanding Sub capital stock has been validly authorized and issued. All of the issued and outstanding shares of capital stock of Sub are owned of record or beneficially by Parent free and clear of any Liens.

         (i) COMPLIANCE WITH LAWS; GOVERNMENTAL CONSENTS; PERMITS. Neither Parent nor Sub is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which alone or together with any other violations would have a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the Merger except for (i) the filing of the Certificates of Merger, together with the required officers' certificates; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Parent or Sub and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. Parent and Sub have all material franchises, permits, licenses and any similar authority necessary for the conduct of each of their businesses as now being conducted by it, and can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted.

         (j) LITIGATION. Except as set forth in Section 4(j) of the Parent/Sub Disclosure Schedule, there is no action, suit, arbitration, audit or other proceeding or investigation pending, or to the Company's knowledge, threatened against the Company or any of its properties or any of its officers or directors (in their capacity as such) before any agency, court or tribunal, foreign or domestic. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, other proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         (k) REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Parent and the Sub herein or in the Parent/Sub Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) NOTICES AND CONSENTS. Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents referred to in Section 3 above and the items set forth in the Company Disclosure Schedule.

         (c) REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3 and Section 4 above. Without limiting the generality of the foregoing:

                  (i) COMPLIANCE WITH SECURITIES LAWS. Company will prepare and file with CL preliminary proxy materials relating to the Special Company Meeting. Parent will prepare and file with SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Parent Meeting or a written consent adopting the actions in lieu thereof. The filing Party in each instance will use its reasonable best efforts to respond to the comments of the SEC or the CL regulatory body thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. Parent will provide Company, and Company will provide Parent, with whatever information and assistance in connection with the foregoing filings that the filing Party reasonably may request. Parent will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Parent Shares.

                  (ii) COMPLIANCE WITH CL AND DELAWARE GENERAL CORPORATION LAW. Company will call a special meeting of its stockholders (the "SPECIAL COMPANY MEETING") as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the CL, or execute and deliver a written consent instrument in lieu thereof, if applicable. Parent will call a special meeting of its stockholders (the "SPECIAL PARENT MEETING") as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law, or execute and deliver a written consent instrument in lieu thereof, if applicable. The Parties will mail the Joint Disclosure Document to their respective stockholders simultaneously and as soon as reasonably practicable. The Joint Disclosure Document will contain the affirmative recommendations of the respective boards of directors of the Parties in favor of the adoption of this Agreement and the approval of the Merger; PROVIDED, HOWEVER, that no director or officer of either Party shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         (d) OPERATION OF BUSINESS. Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                  (i) neither Company nor any of its Subsidiaries will authorize or effect any change in its charter or bylaws;

                  (ii) neither Company nor any of its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                  (iii) neither Company nor any of its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                  (iv) neither Company nor any of its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (v) neither Company nor any of its Subsidiaries will impose any Lien upon any of its assets outside the Ordinary Course of Business;

                  (vi) neither Company nor any of its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                  (vii) neither Company nor any of its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                  (viii) neither Company nor any of its Subsidiaries will commit to any of the foregoing.

         (e) FULL ACCESS. Company will (and will cause each of its Subsidiaries to) permit representatives of Parent (including legal counsel and accountants) to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of Company and its Subsidiaries. Parent will treat and hold as such any Confidential Information it receives from Company or any of its Subsidiaries in the course of the reviews contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Company all tangible embodiments (and all copies) thereof which are in its possession.

         (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) EXCLUSIVITY. Company will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Company, Myriad World Resorts of Tunica, LLC, or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); PROVIDED, HOWEVER, that Company, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Company shall notify Parent immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) CONTINUITY OF BUSINESS ENTERPRISE. Parent will continue at least one significant historic business line of Company, or use at least a significant portion of Company's historic business assets in a business, in each case within the meaning of Reg. Section1.368-1(d).

6.       CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO PARENT'S OBLIGATION. The obligation of Parent to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Company Stockholder Approval;

                  (ii) Company and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

                  (iii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

                  (iv) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as

         "material" and "Material Adverse Effect," in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

                  (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of Company, or (D) affect adversely the right of any of the former Subsidiaries of Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

                  (vii) this Agreement and the Merger shall have received the Requisite Parent (and Sub) Stockholder Approval;

                  (viii) all applicable waiting periods (and any extensions thereof) under the securities laws shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3 and Section 4 above; and

                  (ix) all actions to be taken by Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent.

Parent may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

          (b) CONDITIONS TO COMPANY'S OBLIGATION. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Parent (and Sub) Stockholder Approval;

                  (ii) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

                  (iii) Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

                  (iv) Parent shall have delivered to Company a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                  (v) this Agreement and the Merger shall have received the Requisite Company Stockholder Approval;

                  (vi) all applicable waiting periods (and any extensions thereof) under the securities laws shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3 and Section 4 above;

                  (vii) the Restated Certificate of Incorporation of Parent, in the form of Exhibit D attached hereto, shall have been accepted for filing by the Secretary of State of the State of Delaware and a stamped copy thereof shall have been provided to the Investor's counsel.

                  (viii) Resignations and Appointment of Officers and Directors. Concurrent with the Closing hereunder, the officers and directors of the Parent shall resign and from and after the Effective Time, the officers and directors of the Parent shall be:

                          Officers:
                          ---------

                          Scott Hawrelechko, President, Chief Executive Officer,
                                   Secretary and Chief Financial Officer


                          Directors:
                          ----------

                          Scott Hawrelechko
                          W. Dan Reichartz
                          Dr. Robert S. Ross
                          Jack Vaughn
                          Jerry Wayne
                          Dale Cheek; and

                  (ix) all actions to be taken by Parent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company.

                  Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.       TERMINATION.

         (a) TERMINATION OF AGREEMENT. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) Parent may terminate this Agreement by giving written notice to Company at any time prior to the Effective Time (A) in the event Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Parent has notified Company of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 24, 2004, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Parent breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) Company may terminate this Agreement by giving written notice to Parent at any time prior to the Effective Time (A) in the event Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Company has notified Parent of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 24, 2004, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Company breaching any representation, warranty, or covenant contained in this Agreement); or

                  (vi) any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Parent Meeting or the Special Company Meeting in the event this Agreement and the Merger fail to receive the Requisite Parent Stockholder Approval or the Requisite Company Stockholder Approval respectively.

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 5(e) above shall survive any such termination.

8.       GENERAL PROVISIONS.

         (a) SURVIVAL. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of the Parent Shares) will survive the Effective Time.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the provisions in
Section 2 above concerning issuance of the Parent Shares are intended for the benefit of Company Stockholders.

         (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

                           IF TO PARENT OR SUB, TO:

                           Synergy 2000, Inc.
                           2815 Cox Neck Road
                           Chester, MD   21619
                           Attention: Eli Dabich, Jr., President
                           Facsimile: (410) 643-9534

                           IF TO COMPANY TO:

                           Myriad Golf Resort, Inc.
                           Suite 1000
                           10050-112 Street, 10th Floor
                           Edmonton, Alberta   T5K 2J1
                           CANADA
                           Attention: Scott Hawrelechko, President &
                                         Chief Executive Officer
                           Facsimile: (780) 447-2981

                           WITH A COPY TO:

                           Fraser Milner Casgrain LLP
                           2900 Manulife Place
                           10180-101 Street
                           Edmonton, Alberta   T5J 3V5
                           CANADA
                           Attention: Andrew J. Hladyshevsky, Q.C.
                           Facsimile: (780) 423-7276

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (j) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law and the CL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

         (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO SUBJECT MATTER OF THIS TRANSACTION.


                         [SIGNATURES ON FOLLOWING PAGE]

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement, to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


                                                SYNERGY 2000, INC.


                                                By:  /s/ Eli Dabich, Jr.
                                                   ----------------------------
                                                Name:  Eli Dabich, Jr.
                                                Title: President


                                                By:  /s/ Jeanette T. Smith
                                                   ----------------------------
                                                Name:  Jeanette T. Smith
                                                Title: Executive Vice President



                                                MER RESORTS, INC.


                                                By:  /s/ Eli Dabich, Jr.
                                                   ----------------------------
                                                Name:  Eli Dabich, Jr.
                                                Title: President



                                                MYRIAD GOLF RESORT, INC.


                                                By:  /s/ Scott Hawrelechko
                                                   ----------------------------
                                                Name:  Scott Hawrelechko
                                                Title: President & CEO

                                    EXHIBITS

Exhibit A    Certificate of Merger

Exhibit B    Disclosure Schedule of Myriad Golf Resort, Inc.

Exhibit C    Disclosure Schedule of Synergy 2000, Inc. and MER Resorts, Inc.

Exhibit D    Form of Restated Certificate of Incorporation of Synergy 2000, Inc.

[EXHIBITS ARE INTENTIONALLY OMITTED]